Exhibit 23.2

Consent of Independent Auditors

The Board of Directors
Liberty Global plc:

We consent to the incorporation by reference in the registration statements (Nos. 333-189390 and 333-194555) on Form S-3 and the registration statement (No. 333-199552) on Form S-4, in each case, of Liberty Global plc of our report dated June 4, 2014, with respect to the consolidated financial statements of Ziggo N.V., Utrecht, the Netherlands, and subsidiaries as of and for the year ended December 31, 2013, which report appears in the December 31, 2014 annual report on Form 10-K of Liberty Global plc.

AMSTERDAM, February 12, 2015
ERNST & YOUNG ACCOUNTANTS LLP